Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES REPORTS 2008 THIRD QUARTER AND YEAR TO DATE

POWHATAN, VA., October 31, 2008 / PR Newswire / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) earned approximately $619,504 net income in the third quarter 2008 before recording a non-cash impairment write-down of $17,850,850 largely related to the Company’s investment in Fannie Mae and Freddie Mac preferred stock, and to a lesser extent, a Lehman Brothers bond. Both investments had declined significantly in value as of September 30, 2008 due to the U.S. Treasury Department nationalizing Fannie Mae and Freddie Mac on September 7, 2008, placing them in conservatorship and suspending the Freddie Mac third quarter dividend, and the bankruptcy of Lehman Brothers. As a result of this, the Company is reporting a third quarter net loss of $16,893,841 compared to net income of $1,106,514 in the third quarter of the prior year. On a per share basis, the basic net loss was $ 6.56 per share, versus income of $0.44 per share in the third quarter of the prior year. On a fully diluted basis, the net loss per share was $6.48, compared to income of $0.42 in the comparable period of the prior year. For the third quarter, the return on average assets was -13.59 percent versus the prior year’s 0.96 percent. The return on shareholders’ equity in the third quarter 2008 was -227.11 percent compared to 11.92 percent in third quarter of last year. Total shareholders’ equity for the third quarter averaged $29.8 million versus the prior year’s comparable period average of $37.1 million. At quarter end 2008, total shareholders’ equity was $12.8 million, compared to $37.9 million at the end of the third quarter of 2007, principally due to the $17.8 impairment loss, and an increase of $9.6 million in the net unrealized securities losses recorded as a component of Other Comprehensive Income in accordance with SFAS 115. The book value of a share of common stock declined to $4.93 compared to $14.80 in 2007.

However, due to changes in the tax laws resulting from the passage of the Emergency Economic Stabilization Act on October 3, 2008, the Company will record a tax benefit of approximately $5.7 million in the fourth quarter of 2008 effectively reducing the impact of this write-down to $11.2 million. Had the Company been able to recognize the tax effect of the write-down in the same quarter as the write-down, the net loss would have been $11.2 million, shareholders equity would be $18.4 million, and the book value of a share of common stock would have been $7.15.

Excluding the impairment write-down, on a linked-quarter basis, net income would have been $619,504 which is down $290,073 or 31.9 percent from $909,577; fully diluted earnings per share would have been $0.24 down $0.11 or 31.4 percent from $0.35; taxable equivalent net interest income was $3.70 million down $238,473 or 6.1 percent versus $3.94 million; the net interest margin declined to 3.09 percent compared to 3.29 percent, the return on assets would have been 0.50 percent from 0.72 percent; and the return on shareholders’ equity declined to 8.33 percent from 10.14 percent.

For the nine months 2008, the reported net loss was $15,088,759 however excluding the impairment write-down, net income would have been $2,424,586 a decline of $554,586 or 18.6 percent compared to $2,979,172 for year to date 2007. For the first three quarters of 2008, reported basic earnings per share were $-5.86 but exclusive of the write down would have been $0.94 versus $1.17 for 2007. On a fully diluted basis, 2008 year-to-date reported earnings per share were $-5.79 but again exclusive of the write down would have been $0.93 versus the prior year to date of $1.15. The year-to-date return on average assets was -4.05 percent and excluding the write-down would be 0.65 percent versus the prior year’s 0.87 percent. The year-to-date return on shareholders’ equity was -58.38 percent but excluding the write-down would be 9.38 percent.

The fully tax equivalent net interest income for the third quarter 2008 was $ 3.70 million, a decrease of $318,166 or 7.9 percent compared to $ 4.02 million in the third quarter of 2007. The tax equivalent net interest margin was 3.09 percent for the quarter compared to 3.72 percent in third quarter 2007. Year-to-date, the tax equivalent margin was 3.26 percent versus 3.64 percent in the comparable period of the prior year. The decrease in the net interest margin is due to margin compression resulting from interest rate cuts by the Federal Reserve, our asset sensitivity, and the percentage of earning assets with interest rates tied to prime. We anticipate a moderate amount of continuing compression in the net interest margin in future periods.

Non-interest income for the third quarter 2008 was $889,814 a 1.1 percent increase compared to $880,220 in the prior year’s third quarter. The categories with significant changes versus the prior year were deposit fees and charges, down 5.2 percent to $477,632; realized gains on securities available for sale was up 224.9 percent to $21,747; cash value of bank owned life insurance declined 23.5 percent to $95,670; secondary market mortgage loan fees were up 197.6 percent to $22,564; other miscellaneous income was up 8.4 percent to $47,606.

There was a loan loss provision expense of $300,000 in the third quarter bringing the total expense for the first nine months of 2008 to $880,000, compared to no loan loss provision expense for year to date 2007. Asset quality remains reasonably strong when considered in light of the current economic conditions. Total nonperforming assets at September 30, 2008 increased to $10,237,136 from $1,983,695 in the third quarter 2007. However on a linked quarter basis compared to the second quarter of the current year, the total has increased from $5,982,617. Total nonperforming assets consist of $9,421,542 in non accrual, $673,543 in other real estate and $142,051 in 90 day past due loans. The reserve for loan losses represents 1.21 percent of loans, up from 1.16 in the prior quarter and 41.97 percent of quarter-end nonperforming assets.

Average earning assets for the third quarter were $479.3 million an increase of $47.9 million or 11.1 percent compared to $431.4 million in the corresponding quarter last year. Average loan balances increased to $293.3 million, an increase of $51.3 million or 21.2 percent from the prior year’s third quarter average balances of $242.0 million. The bank's investment securities portfolio decreased by $3.9 million or 2.1 percent averaging $185.1 million for the quarter compared with the prior year’s quarterly average of $ 189.0 million. Average overnight funds sold declined by $0.3 million or 91.3 percent from $371,750 in the comparable quarter of last year. Deposits again reflect moderate runoff, averaging $357.3 million for the quarter a $16.5 million or 4.4 percent decrease versus last year’s third quarter average of $373.8 million. Total borrowings increased by 127.3 percent during the third quarter to average $107.1 million compared to $47.1million in the third quarter of 2007. Average total assets grew by $36.5 million or 7.9 percent to $497.3 million from $460.8 million last year.

Non-interest expense totaled $21.2 million in the third quarter 2008, however it included the $17,850,850 write-down on the Fannie Mae and Freddie Mac preferred stocks and the Lehman Brothers bond. Excluding this write-down, non-interest expense increased by only $80,286 or 2.4 percent to $3.4 million versus $3.3 million in the comparable quarter of last year. The increase can be attributed to general growth of the Company, offset by expense control efforts. Salaries and benefits decreased by $53,054 or 2.7 percent while all other non-interest expenses increased by $133,340 or 9.8 percent. The bank’s efficiency ratio was 463.1 percent for the quarter and 194.2 percent year to date, excluding the write-down the efficiency ratio would be 74.0 for the quarter and 69.01 percent year to date.

Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc., commented “...it is unfortunate that the Company had its first ever net loss in our 35 year history, but we are fortunate that our shareholders’ equity was sufficient to absorb this unprecedented loss. The Company’s third quarter profit, excluding the write-down was over $619,000, and we expect profitability will continue in future quarters. Additionally, in the fourth quarter, we will record over a $5.7 million tax benefit which will further strengthen our shareholders equity. Our net interest margin remains reasonable, and we will be focusing on our cost of funds, quality loan growth, non-interest income growth, and controlling non-interest expense in future quarters.” Lyons added “...indeed, this was a very painful loss, but we are a strong Company and will be reporting profits in the fourth quarter. Central Virginia Bank our principal subsidiary, remains “Well Capitalized” with over $41 million of total regulatory capital. In economic times such as these, we want our customers, shareholders and employees to know we are a strong and healthy organization.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions ; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 35 year-old, $481 million community bank with its headquarters and main branch office in Powhatan County and six other full service banking offices, two in the County of Cumberland, three in western Chesterfield County and one in western Henrico County, adjacent to Richmond, Va.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc. (Unaudited)	Third Quarter		Year to Date
	2008	2007	2008	2007

Net Income	(16,893,841)	1,106,514	(15,088,759)	2,979,172
Interest & Fees on Loans	4,867,173	5,182,185	14,837,593	14,288,061
Interest on Investments & Funds Sold	2,438,348	2,681,842	7,839,566	8,405,174
Interest on Deposits	2,842,022	3,443,004	9,034,954	10,067,025
Interest on Borrowings	899,890	578,432	2,569,240	1,570,372
Net Interest Income (FTE)	3,697,739	4,015,905	11,571,072	11,573,656
Non Interest Income	889,814	880,220	2,685,271	2,521,517
Loan Loss Provision	300,000	0	880,000	0
Interest Expense	3,741,912	4,021,436	11,604,194	11,637,397
Non Interest Expense	21,243,584	3,312,450	27,688,508	9,825,816
Period End Balances:
Investment Securities	139,771,039	180,551,024
Fed Funds Sold	0	0
Loans (net of Unearned Discount)	296,800,112	248,036,924
Loan Loss Reserve	3,588,520	2,795,557
Non Interest Bearing Deposits	38,490,727	44,157,436
Total Deposits	349,340,190	373,726,089
Borrowings	115,403,128	52,020,129
Assets	480,794,871	466,488,241
Period End Shareholders Equity	12,755,602	37,877,134
Average Balances:
Total Assets	497,318,977	460,816,896	496,328,290	454,602,971
Earning Assets	479,293,397	431,404,271	472,798,960	424,473,027
Investment Securities	185,091,474	189,027,292	189,727,257	186,538,283
Federal Funds Sold	32,250	371,750	87,821	13,005,227
Loans (net of Unearned Discount)	293,348,940	241,974,709	282,032,307	224,516,670
Non Interest Bearing Deposits	40,462,531	43,395,563	40,563,617	43,319,044
Total Deposits	357,308,315	373,837,018	362,119,779	371,636,936
FHLB Overnight Advances	14,445,435	0	11,755,496	0
FHLB Term Borrowings	45,000,000	35,000,000	45,000,000	35,000,000
Fed Funds Purchased & REPO	42,408,495	6,964,461	34,723,923	2,735,567
Long term debt, Capital Trust Preferred	5,155,000	5,155,000	5,155,000	5,155,000
Shareholders Equity	29,754,279	37,131,866	34,463,213	37,546,200
Average Shares Outstanding - Basic	2,581,760	2,556,772	2,576,578	2,551,283
Average Shares Outstanding - Fully Diluted	2,611,609	2,587,388	2,604,385	2,581,126

Asset Quality:
Charged Off Loans	78,032	63,964	252,024	144,294
Recoveries	11,028	11,583	48,462	50,355
Non Performing Assets at Period End:
Non-Accrual Loans	9,421,542	809,672
Loans Past Due 90 Days or More	142,051	1,129,022
Other Non Performing Assets	0	0
Other Real Estate	673,543	0
Total Non Performing Assets	10,237,136	1,938,695

Per Share Data & Ratios:
Net Income Per Share - Basic	($6.56)	$0.44	($5.86)	$1.17
Net Income Per Share - Fully Diluted	($6.48)	$0.42	($5.79)	$1.15
Period End Book Value Per Share	$4.93	$14.80
Return on Average Assets	(13.59%)	0.96%	(4.05%)	0.87%
Return on Average Equity	(227.11%)	11.92%	(58.38%)	10.58%
Efficiency Ratio	463.07%	67.65%	194.22%	69.71%
Average Loans to Average Deposits	82.10%	64.73%	77.88%	60.41%
Reserve for Loan Losses / Loans EOP	1.21%	1.13%
Net Interest Margin (FTE)	3.09%	3.72%	3.26%	3.64%

SOURCE:	Central Virginia Bankshares, Inc.

CONTACT: Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, (804) 403-2004